Filed pursuant to Rule 433

Registration No. 333-224166

Dated: June 7, 2018

TRIMBLE INC.

Pricing Term Sheet

4.150% Notes due 2023

4.900% Notes due 2028

Issuer:	Trimble Inc. (“Trimble”)

Format:	SEC Registered

Expected Ratings*:	Baa3/BBB- (stable/negative)

Title:	4.150% senior notes due 2023 (“2023 Notes”)

4.900% senior notes due 2028 (“2028 Notes”)

Principal Amount:	2023 Notes: $300,000,000

2028 Notes: $600,000,000

Maturity:	2023 Notes: June 15, 2023

2028 Notes: June 15, 2028

Coupon:	2023 Notes: 4.150%

2028 Notes: 4.900%

Price to Public:	2023 Notes: 99.964% of principal amount

2028 Notes: 99.867% of principal amount

Yield to Maturity:	2023 Notes: 4.158%

2028 Notes: 4.917%

Spread to Benchmark Treasury:	2023 Notes: T+140 bps

2028 Notes: T+200 bps

Benchmark Treasury:	2023 Notes: 2.750% due May 31, 2023

2028 Notes: 2.875% due May 15, 2028

Benchmark Treasury Price and Yield:	2023 Notes: 99-30 3⁄4 / 2.758%

2028 Notes: 99-20 + / 2.917%

Interest Payments:	2023 Notes: Semi-annually on June 15 and December 15, commencing December 15, 2018

2028 Notes: Semi-annually on June 15 and December 15, commencing December 15, 2018

Optional Redemption:	The 2023 Notes may be redeemed at any time prior to May 15, 2023 (one month prior to maturity) at a discount rate of Treasury plus 25 basis points; par call at any time on or after May 15, 2023

The 2028 Notes may be redeemed at any time prior to March 15, 2028 (three months prior to maturity) at a discount rate of Treasury plus 30 basis points; par call at any time on or after March 15, 2028

Special Mandatory Redemption:	If Trimble’s acquisition of Waterfall Holdings, Inc. is not consummated on or prior to August 23, 2018, or if the Merger Agreement is terminated at any time prior to such date other than as a result of consummating the acquisition of Waterfall Holdings, Inc., then Trimble will be required to redeem all of the outstanding 2023 Notes pursuant to a special mandatory redemption at a redemption price equal to 101% of the aggregate principal amount of such notes, plus accrued and unpaid interest on the principal amount of such notes to, but not including, the special mandatory redemption date. See “Description of Notes—Special Mandatory Redemption of the 2023 Notes.”

Trade Date:	June 7, 2018

Settlement Date (T+6)**:	June 15, 2018

CUSIP/ISIN:	2023 Notes: 896239 AB6 / US896239AB68

2028 Notes: 896239 AC4 / US896239AC42

Joint Bookrunners:	J.P. Morgan Securities LLC
Goldman Sachs & Co. LLC
Merrill Lynch, Pierce, Fenner & Smith
Incorporated
Scotia Capital (USA) Inc.
Wells Fargo Securities, LLC

Co-Managers:	BBVA Securities Inc.
HSBC Securities (USA) Inc.
MUFG Securities Americas Inc.
PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.
TD Securities (USA) LLC
U.S. Bancorp Investments, Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
KeyBanc Capital Markets Inc.

*	A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.
**	We expect to deliver the notes against payment for the notes on June 15, 2018, which is the sixth business day following pricing (“T+6”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), trades in the secondary market generally are required to settle in two business days, unless the parties to a trade expressly agree otherwise. Accordingly, purchasers who wish to trade notes on the date of pricing or the next succeeding three business days will be required, by virtue of the fact that the notes initially will settle in T+6, to specify alternative settlement arrangements to prevent a failed settlement.

The issuer has filed a registration statement (including a prospectus), which became effective on April 6, 2018, and a preliminary prospectus supplement dated June 7, 2018 with the SEC for the offering to which this communication relates. Before you invest, you should read the registration statement (including the prospectus), the preliminary prospectus supplement and other documents Trimble Inc. has filed with the SEC for more complete information about Trimble Inc. and the offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, copies may be obtained from J.P. Morgan Securities LLC at 383 Madison Ave, New York, NY 10179, Attn: Investment Grade Syndicate Desk or (212) 834-4533, Goldman Sachs & Co. LLC at 200 West Street, New York, NY 10282, Attn: Prospectus Department, and Merrill Lynch, Pierce, Fenner & Smith Incorporated at NC1-004-03-43, 200 North College Street, 3rd floor, Charlotte NC 28255-0001, Attn: Prospectus Department or dg.prospectus_requests@baml.com or 1-800-294-1322.